TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Gerald R. Morgan (“Executive”) and Four Corners Property Trust, Inc. (the “Company”) as of March 7, 2024, and is effective as of May 3, 2024 (the “Effective Date”).
1.Chief Financial Officer Transition.
(a)Employment during the Transition Period. Executive shall remain employed by the Company as an employee at-will serving in the role of Chief Financial Officer until the Effective Date. Provided Executive is not terminated for Cause (as hereinafter defined) prior to the Effective Date, effective as of the Effective Date, (1) Executive hereby resigns as the Chief Financial Officer of the Company and all other offices, directorships or equivalent positions held at the Company and its subsidiaries and (2) Executive shall remain employed by the Company as an employee at-will on a part-time basis serving in the non-executive officer role of Advisor on the terms contained herein through the earlier of October 31, 2024 and the actual date of Executive’s termination of employment (such period, the “Transition Period” and such earlier date, the “Employment Termination Date”). During the Transition Period, (i) Executive will cooperate with the Company in accomplishing a smooth and orderly transition of Executive’s prior responsibilities as Chief Financial Officer to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information, (ii) Executive will report to the Company’s Chief Executive Officer and (iii) the parties expect Executive will work approximately 15 - 20 hours per month from the Company’s headquarters in Mill Valley, California. As an employee of the Company, during the Transition Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics and the Company’s Insider Trading Policy.

(b)Employment Termination at end of Transition Period. Effective as of the Employment Termination Date, Executive’s employment with the Company and all of its affiliates shall terminate, and, if the Employment Termination Date is October 31, 2024, Executive shall become a consultant of the Company effective November 1, 2024.

(c)Prior Employment Agreement; Certain Acknowledgements. The parties hereto acknowledge and agree that, as of the Effective Date, that certain Employment Agreement, made and entered into as of November 27, 2018, and amended as of September 19, 2023 (the “Employment Agreement”) is superseded by this Agreement, except for Section 9 (“Section 280G”) and Section 11 (“Restrictive Covenants”) of the Employment Agreement, each of which is hereby incorporated herein, mutatis mutandis. Executive acknowledges and agrees that none of (i) his change in position from the Company’s Chief Financial Officer to Advisor, (ii) his resignation of directorships held at the Company and its affiliates, and/or (iii) entering into this Agreement (including any changes herein to Executive’s compensation), in any case, constitute or will constitute a termination of employment by the Company without “Cause”, or constitute or will constitute an event giving rise to “Good Reason” for purposes of the Employment Agreement or any other agreement between Executive and the Company and/or its affiliates.

2.Compensation during the Transition Period; Accrued Obligations.
(a)Salary; Bonus. During the Transition Period, the Company shall pay Executive a base salary in the amount of $50,000 per month (the “Base Salary”), pro-rated for any partial month of employment, and payable in accordance with the Company’s normal payroll practices (but no less often than monthly). Executive agrees and acknowledges that he will be eligible to earn an annual cash bonus for the Company’s fiscal year 2024, pro-rated for the period in which Executive was employed as the Company’s Chief Financial Officer (i.e., January 1, 2024 – May 2, 2024). For the avoidance of doubt, the Executive’s annual cash bonus for the Company’s fiscal year 2024, pro-rated for the period in which Executive as employed as the Company’s Chief Financial Officer, will be determined for performance up and until the Effective Date and payable in accordance with the Company’s normal annual cash bonus payment practices.

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(b)Equity Awards. During the Transition Period, the Company equity awards held by Executive as of the Effective Date shall remain outstanding and continue to vest in accordance with their terms.

(c)Benefits. During the Transition Period, Executive shall continue to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(d)Accrued Obligations; Business Expenses. Upon the Employment Termination Date, the Company will pay to Executive all accrued salary and all accrued, unused vacation / paid time off through the Employment Termination Date; and within 30 days following the Employment Termination Date, the Company will pay to Executive any unreimbursed business expenses incurred by Executive and submitted, in accordance with Company policy, prior to the Employment Termination Date (collectively, the “Accrued Obligations”). Following the Employment Termination Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.

3.Consulting Services; Compensation during the Consulting Period.
(a)Consulting Services. Subject to the provisions for earlier termination hereinafter provided, and unless Executive’s service and this Agreement are previously terminated by the Company or by Executive, then for the period commencing as of November 1, 2024 (the “Consulting Commencement Date”) and ending on the earlier of February 28, 2026 and the actual date of Executive’s termination of service (such period, the “Consulting Period” and such earlier date, the “Final End Date”), Executive shall remain in service with the Company as a consultant and provide, remotely, the following agreed-upon consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates, as requested by the Company for up to eight hours per month: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Executive’s employment with the Company (collectively, the “Services”). Unless otherwise provided herein or agreed by the parties in writing, effective at the close of business on the Final End Date, the consulting relationship hereunder shall terminate.

(b)Compensation during the Consulting Period. In consideration of, subject to and conditioned upon (i) Executive’s continued Service during the Consulting Period, (ii) Executive’s timely execution and delivery to the Company of the release attached hereto as Exhibit A (the “Release”) on or within 21 days (or 45 days, to the extent necessary to comply with applicable law) following the Employment Termination Date and non-revocation of the Release (in accordance with Exhibit A) thereafter, and (iii) Executive’s continued compliance with the terms and conditions of Section 5 of this Agreement, the Release and the Restrictive Covenant Arrangements (as defined below):
(i)Consulting Fee. During the period beginning on the Consulting Commencement Date and ending on February 28, 2026, the Company shall pay Executive a fee (the “Consulting Fee”) in the amount of $8,000 per month as consideration for the Services, pro-rated for any partial month of Services. The monthly Consulting Fee shall be paid to Executive in arrears within 10 business days following the end of the calendar month in which such monthly Consulting Fee was earned;

(ii)Equity Awards. During the Consulting Period, all Company equity awards held by Executive that are outstanding as of the Consulting Commencement Date shall remain outstanding and continue to vest in accordance with their terms, but with vesting determined based on Executive’s continued service as a consultant, rather than Executive’s continued employment; and

(iii)COBRA Benefits. During the Consulting Period, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code

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of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall reimburse Executive and Executive’s dependents, with respect to each month during the Consulting Period, an amount equal to the monthly premiums for coverage under its group health plan at the same or reasonably equivalent levels in effect on the Employment Termination Date based on Executive’s elections in effect on the Employment Termination Date (the “COBRA Benefits”); provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Consulting Period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining COBRA reimbursement shall thereafter be paid to Executive in substantially equal monthly installments over the remaining portion of the Consulting Period.

(c)Business Expenses. During the Consulting Period, the Company shall reimburse Executive for reasonable, documented, out-of-pocket expenses that the Company has pre-approved in writing in accordance with the Company’s applicable expense reimbursement policies, as in effect from time to time.
4.Termination of Employment and/or Service Relationship.
(a)Generally. This Agreement and the employment and service relationship established hereby shall terminate automatically upon the expiration of the Consulting Period on the Final End Date. In addition, this Agreement and the employment and service relationship established hereby may be terminated by the Company with or without Cause (as defined below) at any time or by Executive for any reason or no reason, provided that (i) the Company must provide at least 30 days’ prior written notice to Executive prior to any termination without Cause, and (ii) Executive must provide at least 30 days’ prior written notice to the Company prior to any termination by Executive. In the event that this Agreement and the employment and service relationship established hereby terminates, then Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in Executive’s possession, custody or control. Except as provided below, Executive shall not be entitled to any further payments in connection with or following the termination of this Agreement.

(i)For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued failure to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or a legally protected leave of absence); (ii) Executive’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, fraud, misappropriation, theft or similar act that occurred during or in the course of the Executive’s employment or service with the Company; (iii) Executive’s gross negligence, willful misconduct or dishonesty in the performance of the Executive’s duties, in each case that is reasonably likely to have a material adverse impact on the Company, including, but not limited to, an act or acts of fraud or misappropriation or other dishonesty in connection with Executive’s responsibilities as an employee or a consultant which results in or is intended to result in the Executive’s personal enrichment at the expense of the Company, any Company investor or party doing business with the Company; or (iv) Executive’s failure to materially comply with the Company’s written policies applicable to Executive as in effect from time to time. Except for an act, failure or misconduct which, by its nature, cannot reasonably be expected to be cured, as determined by the Company’s Board of Directors after reasonable consultation with Executive, or for a termination under clause (ii), Executive shall have 30 days from the delivery of a written notice by the Company within which to cure any acts constituting Cause, which notice shall detail the specific act or acts that serve as the basis for the termination for Cause. For purposes of this Agreement, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

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(b)Obligations of the Company upon Termination by the Company without Cause. Subject to Section 4(c) and Executive’s continued compliance with the Restrictive Covenant Arrangements, if the Company terminates the Transition Period or the Consulting Period without Cause (the date of such termination, the “Separation Date”), then in addition to the payment of any Accrued Obligations or any earned but unpaid Consulting Fees:

(i)Base Salary and/or Consulting Fee Continuation. The Company shall pay to Executive any remaining Base Salary and/or Consulting Fee that would have been earned by Executive had Executive remained in service with the Company through February 28, 2026, payable on the same schedule as such amounts would have been paid had he remained in service, but shall commence on the first regular payroll or Consulting Fee payment date following the Separation Release Effective Date (as defined below), and amounts otherwise payable prior to such first payroll or payment date shall be paid on such date without interest thereon;

(ii)Equity Awards. All Company equity awards held by Executive as of the Separation Date that are unvested shall accelerate and vest in full upon the Separation Date, with the performance-based equity vesting in accordance with applicable award agreements; and

(iii)COBRA Benefits. Executive shall receive the COBRA Benefits during the period commencing on the Separation Date and ending on the Final End Date.

(c)Release. Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts and benefits provided for in Section 4(b) hereof that Executive timely execute and deliver to the Company the Release in substantially the form attached hereto as Exhibit A on or within 21 days (or 45 days, to the extent necessary to comply with applicable law) following the Separation Date and non-revocation of the Release (in accordance with Exhibit A) thereafter (the date such Release becomes irrevocable herein referred to as the “Separation Release Effective Date”).

(d)Other Terminations. If Executive’s service during the Transition Period or Consulting Period is terminated for any reason not described in Section 4(b) hereof, the Company shall pay to Executive a lump sum equal to any Accrued Obligations or Consulting Fee earned or accrued and unpaid through the date of such termination. Except as expressly provided in this Section 4(d), Executive shall not be entitled to any further payments in connection with or following the termination of this Agreement and the employment and service relationship established hereby.

5.Reaffirmation of Restrictive Covenants. Executive acknowledges that Executive previously agreed to certain restrictive covenants (collectively, the “Restrictive Covenant Arrangements”), including relating to non-disparagement, cooperation, non-disclosure (confidentiality) and non-solicitation contained in Section 11 (“Restrictive Covenants”) of the Employment Agreement and any award agreement evidencing Company equity-based awards held by Executive as of the Effective Date, and Executive hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Executive shall be bound by their terms and conditions.
6.Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
7.Warranty. Executive acknowledges that the benefits provided pursuant to Sections 2, 3(b) and 4(b) of this Agreement constitute additional compensation to which Executive would not be entitled except for Executive’s decision to sign this Agreement and the Release and to abide by the terms of this Agreement.
8.Release of Known and Unknown Claims. Exhibit A sets forth the release of claims that forms part of the conditions of the payments and benefits provided under Sections 3(b) and 4(b) hereof, which shall not be executed prior to the Employment Termination Date or the Separation Date, as applicable.

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9.Independent Contractor. Executive expressly acknowledges and agrees that, as of the Consulting Commencement Date, he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, as of the Consulting Commencement Date, the Company shall not be obligated to (i) pay on the account of Executive any unemployment tax or other taxes required under the law to be paid with respect to employees, (ii) withhold any monies from the fees of Executive for income tax purposes or (iii) provide Executive with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. Notwithstanding Executive’s status as an independent contractor of the Company, for tax purposes, the Company may treat the Consulting Fees and any amounts payable to Executive hereunder (including any Company equity award) as compensation for service as an employee of the Company prior to the Consulting Commencement Date and may subject such amounts to withholding in accordance with law applicable to compensation for services paid to an employee or former employee. Executive acknowledges and agrees that Executive may be obligated to report as income certain compensation received by Executive under this Agreement, and to pay any applicable income, self-employment and other taxes thereon. Executive and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment to Executive at any time.
10.Section 409A.
(a)For purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short term deferral” exemption of Treasury Regulation § 1.409A 1(b)(4), (y) the exemptions of Treasury Regulation § 1.409A 1(b)(9) - (11), which exemptions are hereby incorporated by reference.
(b)If Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required in order to avoid the imposition of an excise tax under Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the date of Executive’s death and (ii) the first day of the seventh month following Executive’s separation from service, provided, however, that any payments delayed during this six month period shall be paid in the aggregate in a lump sum on the first day of the seventh month following Executive’s separation from service (or upon the date of Executive’s death, if earlier).
(c)Any expense reimbursements or in kind benefits under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that: (i) the expenses eligible for reimbursement or the amount of in kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.
11.Breach. In the event Executive breaches Section 5 (“Reaffirmation of Restrictive Covenants”), the Company’s covenants hereunder shall be deemed null and void in their entirety.

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12.Governing Law; Arbitration. This Agreement shall be construed under the laws of the State of California, both procedural and substantive. Except for injunctive relief, the parties agree that any dispute between the parties regarding this Agreement or Executive’s employment or service shall be submitted to binding arbitration in San Francisco, California in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. All disputes shall be resolved by one arbitrator chosen by agreement of the parties in accordance with the Employment Arbitration Rules and Mediation Procedures, which are available at https://www.adr.org/employment. The arbitrator shall have the authority to award the same remedies, damages and costs that a court could award. The arbitrator’s decision shall be final and binding.
13.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
14.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
15.Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
16.Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns.
17.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
18.Entire Agreement / Amendments. Except as provided in this Section 18, this Agreement, together with the Release, the Restrictive Covenant Arrangements and the award agreements evidencing Executive’s outstanding Company equity awards (as amended by this Agreement), constitute the entire agreement between Executive and the Company concerning the subject matter hereof; provided, however, that Sections 9 and 11 of the Employment Agreement shall remain in full force and effect. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. Except as set forth in the proviso of the first sentence of this Section 18, all prior discussions and negotiations (including the Employment Agreement) have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
19.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
20.Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax

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consequences to him of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
21.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive:
At Executive’s last known address evidenced on the Company’s payroll records.

If to the Company:
Four Corners Property Trust, Inc.
591 Redwood Highway, Suite 3215
Mill Valley, CA 94941
Attention: James L. Brat
Email: REDACTED

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
PLEASE READ CAREFULLY. THIS AGREEMENT IS SUBJECT TO A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.
If the above accurately reflects Executive’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to REDACTED.

Dated: March 7, 2024                  /s/Gerald R. Morgan
                            Gerald R. Morgan

Dated: March 7, 2024                 /s/ William H. Lenehan

                        Four Corners Property Trust, Inc.
                        Name: William H. Lenehan
                        Title: Chief Executive Officer

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EXHIBIT A
RELEASE
In exchange for the consideration set forth in the Transition Agreement, by and between you and the Company, effective as of May 3, 2024, to which this Release is attached (including as set forth in Section [3(b) / 4(b)] thereof),1 you, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Four Corners Property Trust, Inc. (the “Company”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and/or service as a consultant and separation from the employment and/or service relationship with the Company and any services that you provided to the Company; any claims for salary, fees, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, any section of the applicable Order of the California Industrial Welfare Commission, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.
For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment and/or service relationship with the Company, including but not limited to compensation, performance or termination of the employment and/or service relationship with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes any claim for workers’ compensation benefits or benefit entitlements to vested benefits under the Company’s group health, insurance and retirement plans, and claims relating to any rights you may have as a stockholder of the Company, and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that (i) upon receipt of the
1 NTD: Include Section “3(b)” for the Release to be signed at the end of employment and Section “4(b)” if the employment/service relationship is terminated by the Company without Cause.

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Accrued Obligations (as defined in the Agreement), you have received all monies and other benefits due to you as a result of his employment and/or service relationship with and separation from the Company and (ii) you have received all leave of absence and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave of absence or reinstatement.
You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.
Nothing contained herein shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.
You acknowledge:
(a)That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.
(b)That you have carefully read and fully understand all of the terms of this Release[, including its Attachment A].
(c)That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit

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Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.
(d)That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.
(e)That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.
(f)That these terms are final and binding on you.
(g)That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.
(h)That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the General Counsel of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.
PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
ACKNOWLEDGED AND AGREED

__________________________________________________
Gerald R. Morgan    Date

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